AUTHORIZATION FOR ATTORNEY-IN-FACT TO SIGN REGISTRATION STATEMENT ON BEHALF OF OFFICERS

VOTED:	That the President and the Treasurer, Controller and Chief Financial Officer of the Trust are granted the authority to execute a power of attorney in favor of other appropriate persons, as determined by such officers, for the purpose of signing the Trust’s N-14 Registration Statement and any amendments thereto.